UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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COMMERCIAL METALS COMPANY

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COMMERCIAL METALS COMPANY REJECTS CARL ICAHN’S UNSOLICITED PROPOSAL

Board Concludes Mr. Icahn’s Offer Substantially Undervalues the Company and is Opportunistic

Irving, Texas, December 5, 2011 – Commercial Metals Company (NYSE: CMC) today announced that the Company’s Board of Directors, in consultation with its independent legal and financial advisers, has unanimously determined that the unsolicited proposal from Carl Icahn (“Mr. Icahn”) and Icahn Enterprises L.P. to acquire Commercial Metals Company (“CMC”) for $15.00 per share substantially undervalues the Company and its future prospects, is opportunistic and is not in the best interests of CMC’s stockholders.

“The CMC Board believes that Mr. Icahn’s proposal substantially undervalues the Company and is an opportunistic attempt – at a time when we are at a low point in the economic and industry cycle – to transfer the future value of CMC from its stockholders to Carl Icahn,” said CMC Lead Director Anthony A. Massaro. “It’s important that our stockholders understand that Mr. Icahn is making an aggressive push to acquire the Company at this time in an attempt to achieve a bargain basement price for CMC.”

Mr. Massaro continued, “Mr. Icahn also fails to take into account the substantial anticipated benefits of the strategic plan being implemented at the Company. Led by our new CEO, Joe Alvarado, and our new CFO, Barbara Smith – both highly experienced industry veterans who assumed these positions just earlier this year – CMC has taken meaningful steps to improve long-term financial and operational performance, and the Board firmly believes that the continued pursuit of our strategy will deliver greater value for our stockholders than Mr. Icahn’s proposal.”

As the Company previously noted, Mr. Icahn’s proposal did not constitute a formal tender offer to stockholders and, as such, stockholders do not need to take any action.

The Company’s financial adviser is Goldman, Sachs & Co., and its legal adviser is Sidley Austin LLP.

The text of a letter sent to Mr. Icahn on December 5, 2011 is set forth below:

December 5, 2011

Dear Mr. Icahn,

The CMC Board of Directors is writing to you in response to the open letters you disseminated to the media on Monday, November 28, 2011 and received by the company on Friday, December 2, 2011.

We continually evaluate alternatives to enhance stockholder value. We have made a thorough review over the course of several Board meetings within the past week, with the assistance of independent financial and legal advisers. It is the unanimous view of the Board of Directors that your unsolicited proposal of $15.00 per share to acquire all outstanding common shares of Commercial Metals Company (CMC) substantially undervalues CMC and its prospects. Accordingly, the Board rejects your proposal as not in the best interests of all CMC stockholders.

Furthermore, the Board believes the proposal is an opportunistic attempt to acquire the Company at a low point in the economic and industry cycle and when the stock price is relatively depressed, thereby depriving stockholders of potentially significant future value that can be realized through the successful execution of the Company’s plan, as economic and market conditions improve. As you are certainly aware, CMC’s stock price, like many of its steel industry peers, has been trading at some of the lowest levels since the global financial crisis in late 2008/early 2009, reflecting, among other things, the impact of weak demand, significantly decreased construction activity and an environment characterized by constrained credit and uncertainty.

Moreover, the “premium” that your proposal purports to offer is lacking even when compared to our relatively depressed stock price. Your $15.00 per share proposal represents:

•	A small premium of only 11.4% to the Company’s stock price of $13.47 as recently as November 15;

•	A premium of only 17.7% to the 20-day Volume Weighted Average Price (based on 20 trading days prior to the proposal) of $12.75;

•	A significant discount of 17.1% to CMC’s 52-week high of $18.09 on February 17, 2011; and

•	No premium to CMC’s stock price of $15.03 as recently as May 19, 2011.

In addition, your proposal fails to take into account the fact that CMC – under new leadership – is effectively executing on a strategic plan, which the Board believes will drive substantial value creation. Just this September, Joe Alvarado assumed the position of CEO, which followed the appointment of Barbara Smith as CFO earlier in the year. Both Joe and Barbara are highly experienced industry veterans, who along with the rest of the management team, have the support of a strong and independent Board that itself has seen substantial change with the appointment of five new independent directors and a new chairman since 2010. This team is highly focused and, in just the past few months, has taken important steps to strengthen CMC’s operations and position the Company for enhanced performance when economic conditions improve.

These actions are substantial and include streamlining operations, shedding non-core assets, and importantly, reducing the Company’s overall cost structure. Specifically, as we announced in October, CMC made the decision to exit operations in Croatia, restructure the fabrication business, with plans to close five rebar fabricating locations, implement further global headcount reductions and rationalize eight construction services locations. And, while cost and efficiency have been key priorities, our new team is also building out capacity in our Recycling business and expanding our Poland operations to capture the market for higher margin value-added merchant and wire rod products.

Our Board is committed to serving the interests of all stockholders and, consistent with its fiduciary responsibilities, will evaluate any legitimate offer it receives. However, the Board strongly and unanimously believes that your proposal substantially undervalues CMC, and that our current plan is the right path to enhance value for our stockholders.

On behalf of The Commercial Metals Company Board of Directors:

Anthony A. Massaro	Joe Alvarado
Lead Director	President and CEO

About Commercial Metals Company

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements generally can be identified by phrases such as we, the company or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.

Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued sovereign debt problems within the euro zone and other foreign zones; customer non-compliance with contracts; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; claims litigation and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful or delayed implementation of new technology; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions and regulatory rulings; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; availability and pricing of raw material including scrap metal and energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; severe weather, especially in Poland; and the pace of overall economic activity, particularly in China.

Important Additional Information

Commercial Metals Company (“CMC”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from CMC stockholders in connection with the matters to be considered at CMC’s 2012 annual meeting of stockholders. CMC intends to file a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from CMC stockholders. CMC STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of CMC’s directors and executive officers in CMC stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the CMC’s website (www.cmc.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with CMC’s 2012 annual meeting of stockholders. Information can also be found in CMC’s Annual Report on Form 10-K for the year ended August 31, 2011, filed with the SEC on October 31, 2011. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by CMC with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at CMC’s website at www.cmc.com or by writing to CMC at 6565 N. MacArthur Blvd., Suite 800, Irving, Texas 75039, Attn: Corporate Secretary.

Contact:

Investors & Media:

Barbara Smith

Chief Financial Officer

214-689-4300

Or

Investors:

Larry Dennedy

MacKenzie Partners

212-929-5239

Media:

Debbie Miller/Chris Kittredge

Sard Verbinnen & Co

212-687-8080

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